Exhibit (h)(7)(a)

AMENDMENT NO. 2 TO DEALER AGREEMENT

This AMENDMENT NO. 2 TO THE DEALER AGREEMENT (“Amendment No. 2”) is made as of June 5, 2017 (the “Effective Date”) between Blackstone Advisory Partners L.P. (the “Distributor”), Citigroup Global Markets Inc. (“CGMI”), and Citi Private Advisory, LLC (“CPA”). All capitalized terms used and not defined herein shall be given their meanings as so defined in the Dealer Agreement (as defined below).

WHEREAS, the Distributor and CGMI entered into a Dealer Agreement, dated June 3, 2014 and amended on January 1, 2016 (the “Dealer Agreement”);

WHEREAS, the Distributor serves as the principal underwriter for Blackstone Alternative Alpha Fund (the “Fund”), a closed-end investment company registered under the Investment Company Act of 1940, as amended, pursuant to a distribution agreement with the Fund;

WHEREAS, the Distributor appointed CGMI as a non-exclusive dealer with respect to the sale of shares of the Fund (“Shares”), pursuant to the terms of the Dealer Agreement;

WHEREAS, CPA is registered as a broker-dealer with the Securities and Exchange Commission (“SEC”) and is admitted to membership with the Financial Industry Regulatory Authority, Inc. (“FINRA”);

WHEREAS, each of the parties to the Dealer Agreement desire and agree that, in addition to CGMI, CPA act as a non-exclusive dealer with respect to the sale of Shares under the Dealer Agreement; and

WHEREAS, CPA agrees to be bound by the terms and conditions set forth in the Dealer Agreement, as contemplated in this Amendment No. 2.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, it is covenanted and agreed as follows:

1.	Amendments

a.	Definitional Changes:

i.	All references to “CGMI” in the Dealer Agreement shall include CPA, in its capacity as a broker-dealer, registered with the SEC, and a member of FINRA, including Schedule 1, Fees.

ii.	Notwithstanding the provision above, references to CGMI in Section 1(B), Section 8(C), and the second and third sentences of Section 16(D) shall not apply to CPA.

b.	Schedule 2, Notices, of the Dealer Agreement shall be amended to include the following information for CPA:

Citi Private Advisory, LLC

Attn: Eric Siegel

388 Greenwich Street, 29th Floor

New York, NY 10013

2.	Full Force and Effect. Except as amended herein, the terms and conditions of the Dealer Agreement shall remain in full force and effect.

3.	Severability. If any provision of this Amendment No. 2 is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision, and the Amendment No. 2 shall be construed and enforced as if such provision had not been included.

4.	Governing Law. This Amendment No. 2 shall be interpreted and construed in accordance with the laws of the State of New York without giving effect to its choice of law principles.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed as of the day and year set forth above.

Blackstone Advisory Partners L.P.

By:
Name: Title:	Peter Koffler Authorized Signatory

Citigroup Global Markets Inc.

By:
Name:
Title:

Citi Private Advisory, LLC

By:
Name:	Azhar Naqvi
Title:	Senior Vice President